                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549

                                ---------------------

                                      FORM 8-K/A

                                  (AMENDMENT NO. 1)

                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): August 9, 1996


                                 STARTER CORPORATION
                  (Exact Name of Registrant as Specified in Charter)



          DELAWARE                    1-11812           06-0872266
(State or Other Jurisdiction        (Commission       (IRS Employer
      of Incorporation)             File Number)   Identification No.)



              370 JAMES STREET, NEW HAVEN, CONNECTICUT      06513
              (Address of Principal Executive Offices)    (Zip Code)




Registrant's telephone number, including area code: (203) 781-4000

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On August 9, 1996, Starter Galt, Inc. (the "Buyer"), a wholly-owned subsidiary of Starter Corporation (the "Registrant"), purchased substantially all of the assets of Galt Sand Company and its wholly-owned subsidiaries, Galt Shop Company, Danaggers Company and Galt Sand Canada, Inc. (collectively, the "Sellers"). In consideration for the sale and delivery of the purchased assets, the Buyer issued to the Sellers $8,000,000 in common stock of the Registrant, $.01 par value per share, and assumed approximately $18,000,000 of the Sellers' liabilities. Pursuant to the terms of the acquisition, 20% of the $8,000,000 issued in common stock of the Registrant is being held in escrow pending the final settlement of the purchase price. Accordingly, the pro forma financial statements have been prepared assuming a purchase price of $6,400,000. The assumption of a portion of the liabilities was funded by a loan from First Union Bank of Connecticut in the amount of $13,942,000.

     The Sellers conduct a wholesale apparel business and are engaged in the operation of certain factory outlet stores. The Buyer intends to continue the existing operations of the Sellers without any material changes.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


     7(A)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.


     1. Audited consolidated financial statements of Galt Sand Company and Subsidiary as of December 31, 1995, which include the following:

        a.   Consolidated Balance Sheet;

        b.   Consolidated Statement of Operations;

        c.   Consolidated Statement of Changes in Stockholders' Equity;

        d.   Consolidated Statement of Cash Flows; and

        e.   Notes to the Audited Consolidated Financial Statements.

     2. Unaudited consolidated financial statements of Galt Sand Company as of June 30, 1996, which include the following:

        a.   Consolidated Balance Sheets;

        b.   Consolidated Statements of Operations;

        c.   Consolidated Statements of Cash Flows; and

        d.   Notes to the Unaudited Consolidated Financial Statements.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Galt Sand Company and Subsidiary:

We have audited the accompanying consolidated balance sheet of Galt Sand Company and Subsidiary (Company) as of December 31, 1995 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Des Moines, Iowa
January 26, 1996, except for Notes 4 and 8, as to which the date is May 17, 1996

GALT SAND COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1995
----------------------------------------------------------------------------------------------------------------------------------

ASSETS                                                            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT ASSETS:                                                   CURRENT LIABILITIES:
  Cash and cash equivalents                      $      392,150    Accounts payable                                 $      998,788
  Accounts receivable, net                            3,444,582    Accrued expenses, including amount to
  Income tax refund receivable                        1,155,428     stockholders of $43,911                              1,609,286
  Inventories                                        20,406,430    Note payable                                         16,165,000
  Deferred income taxes                                  59,824    Current portion of capital lease obligations            684,995
  Other current assets                                  328,795                                                     --------------
                                                 --------------       Total current liabilities                         19,458,069
        Total current assets                         25,787,209
                                                 --------------

                                                                  LONG-TERM PORTION OF CAPITAL
PROPERTY:                                                          LEASE OBLIGATIONS                                       520,413
                                                                                                                    --------------
  Furniture and fixtures                                921,736
  Machinery and equipment                             1,546,811       Total liabilities                                 19,978,482
  Machinery and equipment under capital leases        2,181,191                                                     --------------
  Vehicles                                               39,486   STOCKHOLDERS' EQUITY:
  Leasehold improvements                              2,165,244     Common stock, $10 par value; 100,000 authorized
                                                 --------------      shares; 9,179 issued and outstanding shares            91,790
                                                      6,854,468
  Accumulated depreciation, including accumulated                   Additional paid-in capital                              76,560
    amortization of $803,423 on machinery and
     equipment under capital leases                  (4,159,010)    Retained earnings                                    8,808,722
                                                 --------------                                                     --------------
        Property, net                                 2,695,458        Total stockholders' equity                        8,977,072
                                                 --------------                                                     --------------

OTHER ASSETS:
  Deferred income taxes                                 333,007
  Intangibles, at amortized cost                         45,758
  Deposits                                               94,122
                                                 --------------
Total other assets                                      472,887
                                                 --------------
                                                                  TOTAL LIABILITIES AND
TOTAL ASSETS                                     $   28,955,554    STOCKHOLDERS' EQUITY                             $   28,955,554
                                                 --------------                                                     --------------
                                                 --------------                                                     --------------
See notes to consolidated financial statements.

GALT SAND COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1995
-------------------------------------------------------------


NET SALES                                       $  55,169,130

COST OF GOODS SOLD                                 43,815,376
                                                -------------

GROSS PROFIT                                       11,353,754

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES       12,518,638
                                                -------------
OPERATING LOSS                                     (1,164,884)
                                                -------------
OTHER EXPENSE:
  Interest expense                                 (1,953,676)
  Factoring expense                                  (346,063)
                                                -------------
        Total other expense                        (2,299,739)
                                                -------------
LOSS BEFORE INCOME TAXES                           (3,464,623)

INCOME TAX BENEFIT                                  1,259,015
                                                -------------
NET LOSS                                        $  (2,205,608)
                                                -------------
                                                -------------


See notes to consolidated financial statements.

GALT SAND COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 1995
--------------------------------------------------------------------------------------------------

                                                     Additional                        Total
                                       Common          Paid-In        Retained     Stockholders'
                                        Stock          Capital        Earnings         Equity

BALANCE, JANUARY 1, 1995             $ 91,790     $    76,560    $  11,014,330   $  11,182,680

  Net loss                                                          (2,205,608)     (2,205,608)
                                     --------     -----------    -------------   -------------
BALANCE, DECEMBER 31, 1995           $ 91,790     $    76,560    $   8,808,722   $   8,977,072
                                     --------     -----------    -------------   -------------
                                     --------     -----------    -------------   -------------

See notes to consolidated financial statements.

GALT SAND COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1995
---------------------------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                           $  (2,205,608)
                                                                                     -------------
  Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                        908,881
      Loss on disposal of property                                                         315,191
      Deferred income taxes                                                                (96,831)
      Changes in:
        Accounts receivable                                                             (1,954,707)
        Income tax refund receivable                                                      (925,628)
        Inventories                                                                       (630,614)
        Other current assets                                                                 9,710
        Accounts payable                                                                   452,054
        Accrued expenses                                                                  (286,200)
                                                                                     -------------
              Total adjustments                                                         (2,208,144)
                                                                                     -------------
                Net cash used in operating activities                                   (4,413,752)
                                                                                     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property                                                                    (113,607)
  Proceeds from sale of property                                                               500
  Decrease in deposits                                                                      10,205
                                                                                     -------------
                Net cash used in investing activities                                     (102,902)
                                                                                     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable                                                            16,666,000
  Payments on note payable                                                             (11,324,000)
  Principal payments on capital lease obligations                                         (944,174)
                                                                                     -------------
                Net cash provided by financing activities                                4,397,826
                                                                                     -------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                                   (118,828)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                               510,978
                                                                                     -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                               $     392,150
                                                                                     -------------
                                                                                     -------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid (refunded) during the year for:
    Interest                                                                         $   1,853,747
                                                                                     -------------
                                                                                     -------------

    Income taxes                                                                     $    (251,762)
                                                                                     -------------
                                                                                     -------------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:

    Capital lease obligations incurred for equipment                                 $     224,278
                                                                                     -------------
                                                                                     -------------

See notes to consolidated financial statements.

GALT SAND COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1995
-------------------------------------------------------------------------------


1.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business - Galt Sand Company and Subsidiary (Company) operates an apparel wholesale business and distributes its products to retailers throughout the United States. The Company also operates 19 factory outlet stores in 13 states.

     Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Galt Sand Company and its wholly-owned subsidiaries, Galt Shop Company, Danaggers Company and Galt Sand Canada, Inc. (Danaggers Company and Galt Sand Canada, Inc. are inactive subsidiaries). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents - For financial statement purposes, the Company considers all highly liquid debt instruments with a maturity of three months or less from the date of purchase to be cash equivalents.

     Inventories - Inventories are carried at the lower of cost or market using the first-in, first-out (FIFO) method.

     Property - Property is stated at historical cost. For financial statement purposes, depreciation is computed primarily by accelerated methods over the estimated useful lives ranging from three to five years. For income tax purposes, accelerated methods are also used, but the estimated useful lives range from five to 31 years.

     Amortization of equipment under capital lease is computed by the straight-line method over five years.

     Intangibles - Intangibles consist primarily of trademarks and are stated at cost less accumulated amortization computed by the straight-line method over their estimated useful lives of ten years.

     Fair Value Disclosures - The carrying values of all financial assets and liabilities approximate their fair values because of the short-term maturity of those instruments. The carrying value of capital lease obligations approximates its fair value based on management's estimate of lease rates currently available to companies of comparable risk for leases of similar duration.

2.   ACCOUNTS RECEIVABLE

     Accounts receivable as of December 31, 1995 consisted of the following:

       Due from factor                                           $   3,230,495
       Nonfactored (net of allowance for doubtful accounts
       of $14,145)                                                     214,087
                                                                 -------------
                                                                 $   3,444,582
                                                                 -------------
                                                                 -------------

     The Company has entered into an agreement with a bank to factor eligible accounts receivable. The Company pays a factoring service charge of .8% of all monthly factored receivables and interest charges based upon the difference between the total outstanding receivables of the factor less the amount due from the factor. Under the agreement 10% of all unpaid accounts purchased by the factor shall be held as a reserve against which the factor may at any time charge against any liabilities the Company owes the factor. At December 31, 1995, the 10% reserve was $622,462. Receivables factored with recourse totaled approximately $57,130 at December 31, 1995. Interest is computed at prime rate plus .25% (8.75% at December 31, 1995). Certain stockholders of the Company have personally guaranteed all liabilities to the factor and the factor also has first lien on all receivables of the Company. This agreement is cancelable by either party upon 30 days notice.

3.   INVENTORIES

     Inventories as of December 31, 1995 were composed of the following:

       Raw materials                                             $  14,857,446
       Finished goods                                                5,211,913
       Manufacturing supplies                                          337,071
                                                                 -------------

                                                                 $  20,406,430
                                                                 -------------
                                                                 -------------
4.   NOTES PAYABLE

     As of December 31, 1995, the Company had a line of credit under a variable balance promissory note with a bank under which the Company could borrow up to 65% of its inventory value up to a maximum allowable amount of $25 million. The outstanding balance of the note bore interest at the bank's prime rate plus .25% (8.75% at December 31, 1995) and the note matured January 31, 1996. The note was secured by substantially all assets of the Company and was guaranteed by certain stockholders of the Company. There was an additional $799,809 available to be borrowed under this agreement at December 31, 1995. The Company was not in compliance with various covenants of the underlying loan agreement at December 31, 1995.

     On May 1, 1996 the Company entered into a new revolving loan and security agreement with a bank. Under this new agreement the Company can borrow up to the lesser of (a) $20 million or (b) up to 50% of the holdback amount on factored accounts receivable (not to exceed $500,000, plus up to 65% of qualified inventory value; plus up to $1.25 million; plus up to $2 million for commercial letters of credit. The amount available against qualified inventory reduces to $12.5 million at December 31, 1996, at which time a new limit is established by the lender. The $1.25 million available reduces periodically through December 1, 1997, at which date it reaches zero.

     The interest rate under the new agreement is 1.5% above prime, except the rate on the $1.25 million is 2% above prime. The loan is secured by a general security interest in substantially all assets of the Company. In addition, two officers of the Company have personally guaranteed $2 million and $1 million, respectively, of the outstanding borrowings under the agreement. The Company is obligated to operate under this agreement for two years. The bank may terminate the agreement at any time upon providing 90 days written notice.

5.   LEASES

     The Company leases certain machinery and equipment under capital leases. The leases are for a four-year period; however, at the end of the third year, the Company can purchase the assets under the lease for 20% of their original cost or the then fair market value (as defined), whichever is greater. The leases have been personally guaranteed by certain stockholders of the Company. The Company also leases several buildings and certain machinery and equipment under noncancelable agreements (operating leases) which expire at various times through 2000. These agreements require various monthly rentals and, under certain of these agreements, the Company is required to pay utilities, maintenance and a portion of the property taxes.

     At December 31, 1995, minimum rental payments on capital lease obligations and noncancelable operating leases were as follows:

                                                            NONCANCELABLE
                                                          OPERATING LEASES
                                                     --------------------------

                                        Capital        Production     Outlet
                                        Leases         Facilities     Stores

   Year ending December 31:
     1996                           $   757,531      $  779,693    $  984,892
     1997                               434,395         738,862       779,750
     1998                               113,854                       528,000
     1999                                                             312,026
     2000                                                              71,565
                                    -----------      ----------    ----------
                                      1,305,780       1,518,555     2,676,233
     Less amount representing
     interest                           100,372
                                    -----------      ----------    ----------

                                    $ 1,205,408      $1,518,555    $2,676,233
                                    -----------      ----------    ----------

     The total rental expense for the year ended December 31, 1995 was $2,585,668.

6.   INCOME TAXES

     The components of income tax benefit are as follows for the year ended December 31, 1995:

     Current                                                      $ 1,162,184
     Deferred                                                          96,831
                                                                  -----------
     Total                                                        $ 1,259,015
                                                                  -----------
                                                                  -----------

     The income tax benefit differs from the benefit computed using the federal statutory rate primarily as a result of state income taxes, net of federal taxes and changes in estimates upon final filing of prior year returns. Deferred income taxes result from the following as of December 31, 1995:

                                                  CURRENT        NONCURRENT

        Deferred tax assets:
          Depreciation                                            $ 396,489
          Vacation                                $ 50,120
          Other                                     22,572            8,474

        Deferred tax liabilities:
          Capital leases                                            (71,956)
          Other                                    (12,868)
                                                  --------        ---------

        Net deferred tax assets                   $ 59,824        $ 333,007
                                                  --------        ---------
                                                  --------        ---------

     Deferred income taxes are provided on temporary differences between financial reporting and income tax bases of accounting. The differences arise primarily due to the nondeductibility of certain accruals for income tax purposes until paid, differing methods of depreciating assets and deducting bad debt losses and the treatment of certain capital leases.

7.   BENEFIT PLAN

     The Company provides a 401(k) profit sharing plan for substantially all full-time employees who have been employed for one year. The plan allows eligible employees to make contributions up to 15% of their compensation. Under the plan, the Company may contribute to the plan an amount of matching contributions which is determined at the discretion of the Board of Directors. For the year ended December 31, 1995, the Company incurred expenses of approximately $20,000 for matching contributions to the plan.

8.   SUBSEQUENT EVENTS

     On May 1, 1996 the Company entered into a new revolving loan and security agreement as described in Note 4.

     On May 17, 1996 the Board of Directors and stockholders of the Company approved an increase in the number of authorized shares to 1,500,000, a 100 for 1 common stock split, a reduction in the par value of common stock from $10/share to $.10/share, and a new incentive stock option plan with 200,000 common shares (on a post-split basis) authorized for issuance under this plan.


                                   * * * * * *

                         GALT SAND COMPANY AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                    (IN THOUSANDS)


                                       JUNE 30, 1996   DECEMBER 31, 1995   JUNE 30, 1995
                                      --------------------------------------------------

ASSETS

CURRENT ASSETS:
    Cash and cash equivalents             $(1,189)          $   392          $(1,545)
    Accounts receivable                       437             3,446            2,242
    Inventories                            17,821            20,406           26,167
    Prepaid Expenses and other assets         609             1,484              649
    Deferred income taxes                                        60            1,219
                                          -------------------------------------------
TOTAL CURRENT ASSETS                       17,678            25,788           28,732

PROPERTY, PLANT AND EQUIPMENT:
    Plant and equipment                     6,805             6,854            6,826
    Less accumulated depreciation          (4,591)           (4,159)          (3,703)
                                          -------------------------------------------
                                            2,214             2,695            3,123
OTHER ASSETS:
    Other assets (primarily intangibles)       46               140               50
    Deferred income tax                         -               333              250
                                          -------------------------------------------
TOTAL OTHER ASSETS                             46               473              300
                                          -------------------------------------------

TOTAL ASSETS                              $19,938           $28,956          $32,155
                                          -------------------------------------------
                                          -------------------------------------------

SEE ACCOMPANYING NOTES.

                         GALT SAND COMPANY AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                   (IN THOUSANDS)

                                          JUNE 30, 1996   DECEMBER 31, 1995   JUNE 30, 1995
                                          -------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Notes payable to banks                   $12,259           $16,165           $18,024
    Accounts payable                           1,441               999             3,155
    Accrued licensing fees                        15                                 296
    Accrued expenses                             614             1,609               379
    Current portion of long-term debt            486               685               861
                                             --------------------------------------------
TOTAL CURRENT LIABILITIES                     14,815            19,458            22,715

LONG-TERM DEBT, LESS CURRENT PORTION             369               520               653
                                             --------------------------------------------

TOTAL LIABILITIES                             15,184            19,978            23,368

STOCKHOLDERS' EQUITY:
    Common stock                                  92                92                92
    Additional paid in capital                    77                77                77
    Retained earnings                          4,585             8,809             8,618
                                             --------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                     4,754             8,978             8,787
                                             --------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $19,938           $28,956           $32,155
                                             --------------------------------------------
                                             --------------------------------------------



NOTE: THE CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 1995 HAS BEEN DERIVED FROM THE AUDITED FINANCIAL STATEMENTS AT THAT DATE, BUT DOES NOT INCLUDE ALL OF THE INFORMATION AND FOOTNOTES REQUIRED BY GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR COMPLETE FINANCIAL STATEMENTS.

SEE ACCOMPANYING NOTES.

                         GALT SAND COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                   (IN THOUSANDS)



                                                    SIX MONTHS ENDED
                                              JUNE 30, 1996   JUNE 30, 1995
                                              -----------------------------

Net Sales                                           $11,534         $16,888

Cost of Sales                                         9,270          13,124
                                                    -----------------------
                                                      2,264           3,764

Royalty Income                                           16              37

Selling, General & Administrative Expenses            5,763           6,579
                                                    -----------------------

Loss from Operations                                 (3,483)         (2,778)

Other Income                                             39              11
                                                    -----------------------
                                                     (3,444)         (2,767)

Interest Expense                                        755             819
                                                    -----------------------

Loss before Income Taxes                             (4,199)         (3,586)

Income Taxes (Benefit)                                   24          (1,190)
                                                    -----------------------

Net Loss                                            $(4,223)        $(2,396)
                                                    -----------------------
                                                    -----------------------


SEE ACCOMPANYING NOTES.

                         GALT SAND COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                   (IN THOUSANDS)



                                                          SIX MONTHS ENDED
                                                    JUNE 30, 1996  JUNE 30, 1995
                                                    ----------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                 $(4,223)       $(2,396)
Adjustments to reconcile net loss
    to net cash provided (used) by operating activities:
    Depreciation and amortization                            432            557
    Deferred income taxes                                    393
    Loss on disposal of equipment                             49              -
Changes in operating assets and liabilities:
    Accounts receivable                                    3,009         (1,696)
    Inventories                                            2,585         (6,391)
    Prepaid expenses and other assets                        969           (203)
    Accounts payable and accrued expenses                   (539)         1,388
                                                         ----------------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES           2,675         (8,741)

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property, plant and equipment                              (105)
                                                         ----------------------
    NET CASH USED BY INVESTING ACTIVITIES                                  (105)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net borrowings on credit arrangements                 (3,906)         7,201
    Other                                                   (350)          (411)
                                                         ----------------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES          (4,256)         6,790

         NET DECREASE IN CASH AND CASH EQUIVALENTS        (1,581)        (2,056)

Cash and cash equivalents - beginning of period              392            511
                                                         ----------------------

DEFICIENCY IN CASH AND CASH EQUIVALENTS - END OF PERIOD  $(1,189)       $(1,545)
                                                         ----------------------
                                                         ----------------------


SEE ACCOMPANYING NOTES.

                         GALT SAND COMPANY AND SUBSIDIARIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                    JUNE 30, 1996


1)  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Galt Sand Company and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The Company has experienced, and expects to continue to experience, variability in net sales and net income (loss) from quarter to quarter. Therefore, the results of the interim periods presented herein are not necessarily indicative of the results to be expected for any other interim period or the full year.

These consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto for the year ended December 31, 1995 included in this filing.


2)  INVENTORIES

Inventories were as follows (IN THOUSANDS):

                        JUNE 30, 1996    DECEMBER 31, 1995    JUNE 30, 1995
                        ---------------------------------------------------

Raw materials                 $13,077              $14,857          $19,941
Finished goods                  4,422                5,212            5,801
Manufacturing supplies            322                  337              425
                              ---------------------------------------------
                              $17,821              $20,406          $26,167
                              ---------------------------------------------
                              ---------------------------------------------

3)  COMMITMENTS AND CONTINGENCIES

The Company is a party to various lawsuits incidental to its business. Management believes that these lawsuits will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

4)  INCOME TAXES

The Company has established a valuation allowance ($1,350,000) at June 30, 1996 to offset its net deferred tax assets as management cannot assess that it is more likely than not that they can utilize the net operating loss carryforwards and other deferred taxes in future years.

5)  SUBSEQUENT EVENTS

On August 9, 1996, Starter Galt, Inc. (the "Buyer"), a wholly-owned subsidiary of Starter Corporation, purchased substantially all of the assets of the Company and its wholly-owned subsidiaries. In consideration for the sale and delivery of the purchased assets, the Buyer issued to the Company $8,000,000 in common stock of Starter Corporation, subject to adjustments as provided in the acquisition agreement, and assumed substantially all of the Company's recorded liabilities. Pursuant to the terms of the acquisition agreement, 20% of the $8,000,000 issued in common stock of Starter Corporation is being held in escrow pending the final settlement of the purchase price.

    7(B)  PRO FORMA FINANCIAL INFORMATION.

    1. Unaudited Pro Forma Financial Information which includes the following:

         a. Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1996;

         b. Unaudited Pro Forma Combined Condensed Statement of Operations for the six months ended June 30, 1996; and

         c. Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1995.

ACQUISITION OF GALT SAND COMPANY AND SUBSIDIARIES

    On August 9, 1996, STARTER Galt, Inc. (the "buyer"), a wholly-owned subsidiary of STARTER Corporation (the "Company" or "STARTER"), purchased substantially all of the assets and assumed all recorded liabilities of Galt Sand Company and its wholly-owned subsidiaries, Galt Shop Company, Danaggers Company and Galt Sand Canada, Inc. (collectively, "Galt") for approximately $8,000,000 subject to certain purchase price adjustments as defined (the "Acquisition). Galt is engaged in the wholesale apparel business and operates 18 factory outlet stores. The Company accounted for the acquisition as a purchase and accordingly, the purchase price has been allocated to the acquired assets and liabilities based on their fair values. The historical recorded values of Galt's assets and liabilities are not materially different from their fair values. The purchase price, which is subject to certain adjustments as defined in the asset purchase and sale agreement, was paid through the issuance of 1,066,666.67 shares of the Company's common stock and was based upon the closing price ($7.50) of the Company's stock on July 25, 1996. In accordance with the asset purchase and sale agreement, 20% of the 1,066,666.67 shares issued are being held in escrow pending the final settlement of the purchase price. The following pro forma financial statements have been prepared assuming the purchase price was $6,400,000 which equals the value of shares (853,333.33) delivered to Galt on the closing date. Additional shares which have a value (based upon the July 25, 1996 closing price) of $2,100,000 are issuable in 1997 if net worth requirements, as defined, are met. Accordingly, the purchase adjustments made in connection with the development of the unaudited pro forma combined condensed financial statements are preliminary and have been made solely for the purpose of developing such unaudited pro forma combined condensed financial statements.

    The unaudited pro forma combined condensed financial statements are not necessarily indicative of the results of operations or financial position of the combined Company that would have occurred had the acquisition occurred at the beginning of the period presented or on the date indicated, nor are they necessarily indicative of future operating results or financial position.


PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements are based upon the consolidated financial statements of the Company and Galt, combined and adjusted to give effect to the acquisition. The unaudited pro forma combined condensed balance sheet has been prepared as if Galt was acquired
by the Company on June 30, 1996.   The following unaudited combined condensed
pro forma statements of operations for the six months ended June 30, 1996 and the year ended December 31, 1995 give effect to the acquisition as though it were effective at the beginning of those periods.

                 UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                    JUNE 30, 1996


                                         - H I S T O R I C A L -
                                          STARTER      GALT SAND        PRO FORMA      PRO FORMA
                                      CORPORATION        COMPANY      ADJUSTMENTS       COMBINED
                                      ----------------------------------------------------------
                                                          (DOLLARS IN THOUSANDS)
ASSETS:

    Current assets                       $170,191        $17,678             $150(a)    $188,019
    Property, plant and
        equipment, net                     25,385          2,214                          27,599
    Other assets                            4,411             46            1,200(a)       6,553
                                                                              896(b)
                                         --------        -------           ------       --------
    Total assets                          199,987         19,938            2,246        222,171
                                         --------        -------           ------       --------
                                         --------        -------           ------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY:

    Current liabilities                  $103,223        $14,815            $ 600(b)    $118,878
                                                                              240(c)
    Long term debt                          7,056            369                           7,425
    Stockholders' equity                   89,708          4,754             (240)(c)     95,868
                                                                           (4,754)(d)
    Total liabilities and                                                   6,400(e)
                                         --------        -------           ------       --------
        stockholders' equity             $199,987        $19,938           $2,246       $222,171
                                         -------------------------------------------------------
                                         -------------------------------------------------------

Pro forma adjustments giving effect to the Acquisition in the unaudited pro forma combined condensed balance sheet reflect the following:

(a) Elimination of Galt Sand Company's deferred tax asset valuation allowance.

(b) Excess of purchase consideration over tangible net assets acquired including $600 accrual net of applicable income taxes related to the closure of four outlet stores.

(c) Accrual of estimated closing costs of the Company's Pensacola facility ($400) net of applicable income taxes.

(d) Elimination of Galt equity.

(e) Issuance of 853,333.33 shares of common stock at $7.50 per share or 80% of stated purchase price of $8,000,000. The remaining 20% of shares issuable (213,333.34) are being held in escrow pending final settlement of the purchase price as defined.

            UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                            SIX MONTHS ENDED JUNE 30, 1996


                                         - H I S T O R I C A L -
                                          STARTER      GALT SAND        PRO FORMA      PRO FORMA
                                      CORPORATION        COMPANY      ADJUSTMENTS       COMBINED
                                      ----------------------------------------------------------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Net Sales                                $122,060        $11,534           $(1,836)(a)  $131,758
Cost of Goods Sold                         84,025          9,270            (1,066)(a)    92,229
                                         -------------------------------------------------------
                                           38,035          2,264              (770)       39,529

Royalty and other income                    1,398             55                           1,453

Selling, general and
    administrative expenses               (46,287)        (5,763)              732(a)    (51,056)
                                                                               305(b)
                                                                               (43)(c)

Interest Expense                           (1,762)          (755)               87(d)     (2,430)
                                         -------------------------------------------------------
                                           (8,616)        (4,199)              311       (12,504)
Income Taxes (benefit)                     (3,417)            24            (1,609)(e)    (5,002)
                                         -------------------------------------------------------

Net Loss                                  $(5,199)       $(4,223)           $1,920       $(7,502)
                                         -------------------------------------------------------
                                         -------------------------------------------------------

Loss per share                            $  (.19)                                       $  (.27)(f)
                                         --------                                        -------
                                         --------                                        -------

Average common and
  common equivalent shares                 26,839                                         27,692
                                         --------                                        -------
                                         --------                                        -------


            UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                             YEAR ENDED DECEMBER 31, 1995


                                         - H I S T O R I C A L -
                                          STARTER      GALT SAND        PRO FORMA      PRO FORMA
                                      CORPORATION        COMPANY      ADJUSTMENTS       COMBINED
                                      ----------------------------------------------------------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Net Sales                                $365,070        $55,169          $(3,864)(a)   $416,375

Cost of Goods Sold                        249,948         43,815           (1,750)(a)    292,013
                                         -------------------------------------------------------
                                          115,122         11,354           (2,114)       124,362

Royalty and other income                    3,426                                          3,426

Selling, general and
  administrative expenses                (111,001)       (12,519)           1,190(a)    (121,823)
                                                                              593(b)
                                                                              (86)(c)

Interest Expense                           (5,259)        (2,300)             432(d)      (7,127)
                                         -------------------------------------------------------
                                            2,288         (3,465)              15         (1,162)

Income taxes (benefit)                      1,065         (1,259)            (271)(e)       (465)
                                         -------------------------------------------------------

Net income (loss)                        $  1,223        $(2,206)         $   286        $  (697)
                                         -------------------------------------------------------
                                         -------------------------------------------------------

Income (loss) per share                  $    .05                                        $  (.03)(f)
                                         --------                                        -------
                                         --------                                        -------

Average Common and
  common equivalent shares                 26,826                                         27,679
                                         --------                                        -------
                                         --------                                        -------


Pro forma adjustments giving effect to the Acquisition in the unaudited pro forma combined condensed statement of operations reflect the following:

(a) Elimination of four outlet stores' operations as a result of their closure at the beginning of the year.

(b) Elimination of operating expenses related to the closure of STARTER's Pensacola facility.

(c) Amortization of purchase consideration over net assets acquired on a straight line basis over 15 years.

(d) Reduction in interest expense resulting from the elimination of Galt Sand Company's factor fees and lower borrowing rates as a result of replacing Galt's financing arrangements with those of STARTER.

(e) Income tax effect of pro forma adjustments based on statutory rates and STARTER's tax position.

(f) Earnings per share based upon the weighted average number of shares of STARTER Corporation outstanding during the periods presented, including the 853,333.33 shares delivered to Galt at the closing date as if they had been issued at the beginning of the period presented.

(g) The above pro forma statements of operations do not include the closing costs associated with STARTER's Pensacola facility in connection with this transaction. Such costs would have increased the pro forma net loss for the six months ended June 30, 1996 and year ended December 31, 1995 by $240.

    7(C)  EXHIBITS.

    The following exhibits are included as part of this Report:

    2.1+ Asset Purchase and Sale Agreement, dated July 31, 1996, by and among Starter Galt, Inc., Galt Sand Company, Galt Shop Company, Galt Sand Canada, Inc., Danaggers Company and the Shareholders named therein.

    2.2+ Registration Rights Agreement, dated as of August 9, 1996, by and among the Registrant, Galt Sand Company, Galt Shop Company, Galt Sand Canada, Inc. and Danaggers Company.

    23.1  Consent of Deloitte & Touche LLP.

    99.1+ Press release of the Registrant, dated August 19, 1996.


__________________________

+  Previously filed.

                                      SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            STARTER CORPORATION



Date:  October 22, 1996                    By:/s/ Lawrence C. Longo, Jr.
                                               -----------------------------
                                               Lawrence C. Longo, Jr.
                                               Chief Financial Officer

                                    EXHIBIT INDEX


Exhibit No.   Description
-----------   -----------

2.1+ Asset Purchase and Sale Agreement, dated July 31, 1996, by and among Starter Galt, Inc., Galt Sand Company, Galt Shop Company, Galt Sand Canada, Inc., Danaggers Company and the Shareholders named therein.

2.2+ Registration Rights Agreement, dated as of August 9, 1996, by and among the Registrant, Galt Sand Company, Galt Shop Company, Galt Sand Canada, Inc. and Danaggers Company.

23.1          Consent of Deloitte & Touche LLP.

99.1+         Press Release of the Registrant, dated August 19, 1996.


__________________________

+  Previously filed.